Exhibit 99.1

News Release For further information, please contact:
5790 Widewaters Parkway, DeWitt, N.Y. 13214	Scott A. Kingsley, EVP & Chief Financial Officer Office: (315) 445-3121

Community Bank System, Inc.
Declares Dividend and Announces Results of 2014 Annual Meeting

SYRACUSE, N.Y. — May 15, 2014 — Community Bank System, Inc. (NYSE: CBU) announced that it has declared a quarterly cash dividend of $0.28 per share on its’ common stock.  The dividend will be payable on July 10, 2014 to shareholders of record as of June 16, 2014.  The $0.28 cash dividend represents an annualized yield of 3.1% based on the closing share price of $35.69 on May 14, 2014.

The Company also announced that four directors standing for election at its Annual Shareholders Meeting on May 14, 2014 were elected including Brian R. Ace, James W. Gibson, Jr., John Parente, and John F. Whipple, Jr.  At the Annual Meeting, the shareholders ratified the appointment of PricewaterhouseCoopers LLP to serve as the Company’s independent registered public accounting firm and approved the adoption of the Company’s 2014 Long-Term Incentive Plan.  The shareholders also approved, on an advisory basis, the Company’s executive compensation programs.

Headquartered in DeWitt, N.Y., Community Bank System, Inc. has $7.4 billion in assets and over 190 customer facilities.  The Company’s banking subsidiary, Community Bank, N.A. operates across Upstate New York and Northeastern Pennsylvania.  Its other subsidiaries include: Benefit Plans Administrative Services, Inc., a national employee benefits consulting and trust administration firm; the CBNA Insurance Agency, with offices in five northern New York communities; Community Investment Services, Inc., a wealth management firm delivering a wide range of financial products throughout the Company’s branch network; and Nottingham Advisors, an investment management and advisory firm.  For more information, visit www.communitybankna.com.
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This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  The following factors, among others, could cause the actual results of CBU’s operations to differ materially from CBU’s expectations: the successful integration of operations of its acquisitions; competition; changes in economic conditions, interest rates and financial markets; and changes in legislation or regulatory requirements.  These statements are based on the current beliefs and expectations of CBU’s management and CBU does not assume any duty to update forward-looking statements.